Exhibit 10.40




November 8, 1995



Herbert W. Solomon, Esq.
Hollenberg Levin Solomon
  Ross & Belsky, LLP
585 Stewart Avenue
Garden City, NY 11530-4732

Re: Lease dated January 1, 1994, between PURMIL CO., ("Landlord"), and CINEMA HERRICKS, INC. ("Cinema"), as Tenant, for premises located at 3324 Hillside Avenue, New Hyde Park, New York (the "Lease")

Dear Mr. Solomon:

     The following constitutes the settlement proposal discussed at our conference. Provided compliance is had with all the provisions herein, Landlord agrees as follows:

     1. The Landlord consents to the assignment of the lease by Cinema to CCC Herricks Cinema Corp. ("CCC") provided that CCC unconditionally assumes the Lease, and all obligations thereunder, as if it were the original tenant thereunder. The form of assignment and assumption agreement shall be Blumberg form P586 or its equivalent (the "Assignment") which is annexed hereto as Exhibit "A".

     2. The Assignment may provide that it shall be null and void if CCC fails to meets its obligations to Cinema or shall fail to exercise its purchase option pursuant to the written Agreement dated September 8, 1995 between Cinema and CCC. Only the assignment shall be voided but no CCC's assumption which obligation will continue to the end of the Lease. The Landlord shall receive notice of any claim by Cinema that would give rise to a cancellation of the Assignment and notice of the actual cancellation. Upon the Assignment becoming null and void Cinema shall resume as the tenant pursuant to the terms of the Lease and shall be given a reasonable opportunity to promptly cure any defaults existing thereunder.

     3. Cinema shall pay to us our fees in connection with reviewing, revising and/or preparing documentation relating to this transaction, other services, costs and disbursements relevant thereto, and legal fees and disbursements in connection with the legal proceedings being settled herewith in the total amount of $7,500.00.

     4. That nothing herein, nor shall any dealings between the Landlord and CCC subsequent hereto, including, but not limited to, any modification of the Lease, release Cinema's

Herbert W. Solomon, Esq.
November   , 1995
Page #2



liability under the Lease. Landlord will send Cinema a copy of any modification and will advise Cinema in writing of all defaults under the Lease when, as and if submitted to the Assignee. Shall any default occur by CCC, Cinema shall be simultaneously notified in writing of such default and be given a reasonable opportunity to promptly cure any defaults thereunder.

     5. That a true and complete copy of the closing statement of the transaction between Cinema and CCC with duplicate copies of all signed documents shall be delivered to us after consummation of the agreement. Original executed copies of the Assignment and Assumption Agreement shall be provided to us.

     6. That CCC and/or Cinema will be the owner of all operating equipment, fixtures and personal property in the premises (the "Equipment") free and clear of any and all mortgages, liens and security interests and shall execute and deliver to our office a security agreement in a form acceptable to us, and duly executed UCC-1's, to evidence that the Landlord shall have a first perfected security interest in all of the Equipment and all proceeds and replacements thereof, as additional security under the Lease. In addition, a complete inventory of such Equipment identifying each item of Equipment and its serial number shall be delivered. Both Cinema and CCC shall deliver such further assurances to Landlord, as Landlord shall require, to evidence such security interest.

     7. That there shall be deposited a cash security of $8,700.00 to be held by Landlord in accordance with Article 31 of the Lease and as the rent increases additional deposits shall be made upon ten (10) days demand in writing to both CCC and Cinema so that at all times there will be three (3) months security on deposit.

     8. That it is acknowledged that heretofore Landlord executed an application for a building permit for the conversion of the premises to a four (4) screen theatre; that same was done as an accommodation to Cinema so that cinema could determine the feasibility of such conversion; that the execution of such application was not intended, nor did same, constitute the landlord's consent to actually convert the theatre from two (2) screens to four (4) screens or to modify the limitation of use contained in Article 2 of the Lease. The parties acknowledge and ratify that Landlord's consent is required to increase the number of screens at the premises and that such consent has not been previously given.

     9. That the failure to comply with any of the provisions of this letter shall be a material breach of the Lease.

     10. That the action entitled Cinema Herricks, Inc. v. Purmil Company, presently pending in the Supreme Court, Nassau County, under Index No. 29473/95 shall immediately be discontinued and all motions therein withdrawn.




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Herbert W. Solomon, Esq.
November   , 1995
Page #3



     11. That the transactions referred to herein shall all be fully completed by November 29, 1995. This Agreement may be executed by fax and in counterpart.

                                                 Very truly yours,

                                                 GLEICH, SIEGEL & FARKAS



                                                 ______________________________
                                                 Stephan B. Gleich

SBG:FAV


AGREED AND ACCEPTED:

CINEMA HERRICKS, INC.                            PURMIL COMPANY

By:_____________________________                 By:___________________________
Name:___________________________                     Herbert Rudinger
Title:__________________________


CCC HERRICKS CINEMA CORP.

By:_____________________________
Name:___________________________
Title:__________________________